                                     EXHIBIT 21.1

                      Subsidiaries of Toymax International, Inc.


         The following list reflects the subsidiaries of Toymax International, Inc. as of the closing of the Offering.


                                  Jurisdiction of          Ownership
Subsidiary                        Incorporation            Percentage
----------                        ---------------          ----------

Toymax (H.K.) Limited             Hong Kong                   100%

Toymax (U.K.) Limited             United Kingdom              100%

Toymax Inc.                       New York                    100%

Toymax (Bermuda) Limited          Bermuda                     100%

Toymax (Canada) Limited           Canada                      100%

Craft Expressions, Inc.           New York                     75%